Form 4 - Exhibit 99

Name of Reporting Person:  Carl F. Chirico
Name of Issuer:            Central Jersey Bancorp (CJBK)
Transaction Date:          February 11, 2005


               Explanation of Responses and Additional Information
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In addition to the shares of Common Stock of the Issuer reported on the Form 4 filed in connection herewith, the reporting person indirectly owns 4,910 shares, which are held by his spouse. In addition, the reporting person disclaims beneficial ownership of the securities held by his spouse, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.